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                                                                  Exhibit 99.(l)



December 12, 2003

Insured Municipal Income Fund Inc.
51 West 52nd Street
New York, NY 10019-6114

Re:   Insured Municipal Income Fund Inc.
      Registration Statement on Form N-2 ("Registration Statement")

Ladies and Gentlemen:

We are acting as counsel for Insured Municipal Income Fund Inc. (the "Fund"), a corporation duly organized and validly existing under the laws of the State of Maryland, in connection with the Fund's filing with the Securities and Exchange Commission of its Registration Statement covering the registration of 1200 authorized but unissued shares of the Fund's Auction Preferred Stock (600 shares of each of Auction Preferred Shares Series E and Auction Preferred Shares Series
F), $.01 par value per share, each with a liquidation preference of $50,000 per share (collectively, the "APS"). The APS will be issued pursuant to Articles Supplementary to be filed with the Maryland State Department of Assessments and Taxation.

We have examined such governmental and corporate certificates and records as we have deemed necessary to render this opinion, including the Form of Articles Supplementary of the Fund filed as an exhibit to the Registration Statement, and we are familiar with the Fund's Articles of Incorporation, as amended to date, and its Bylaws.

Based upon the foregoing, we are of the opinion that the APS proposed to be sold pursuant to the Registration Statement have been duly and validly authorized, and, assuming that the Articles Supplementary are duly filed with and accepted by the Maryland State Department of Assessments and Taxation prior to the issuance of the APS, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Fund's Statement of Additional Information of the Registration Statement to be dated on or about December 12, 2003 and in any revised or amended versions thereof, under the caption "Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP